Keith Bair, Senior Vice President and CFO
keith.bair@FARO.com, 407-333-9911

FARO First Quarter Sales Up 25.5%, New Orders Increase 15.4%

LAKE MARY, FL., May 2, 2007 - FARO Technologies, Inc. (NASDAQ: FARO) today announced results for the first quarter ended March 31, 2007. Net income for the first quarter was $3.2 million, or $0.22 per diluted share, an increase of $2.7 million, compared to $0.5 million, or $0.03 per diluted share, in the first quarter of 2006.

Sales for the first quarter of 2007 were $40.3 million, an increase of $8.2 million, or 25.5%, from $32.1 million in the first quarter of 2006. New order bookings for the first quarter were $38.2 million, an increase of $5.1 million, or 15.4%, compared with $33.1 million in the year-ago quarter.

“Sales growth in the first quarter was driven by our strong orders performance in the fourth quarter of 2006 and continued demand for our products around the world,” stated Jay Freeland, President and CEO. “We saw particular strength in the Americas and total sales for the Company in the first quarter met our internal targets. As expected, growth in new orders in the first quarter of 2007 was affected by exceptional order intake in the fourth quarter of 2006 as well as by the timing of purchase decisions by our customers. However, we expect that new order bookings for the year in total will support our overall growth targets.”

Gross margin for the first quarter of 2007 was 59.2%, compared to 58.8% in the first quarter of 2006. Gross margin increased primarily as the result of a change in the sales mix resulting in an increase in unit sales of product lines with a lower than average cost of sales. Gross margin for the first quarter of 2007 was in line with previously issued guidance of approximately 57.0% to 59.0%

Selling expenses as a percentage of sales decreased to 30.5% in the first quarter of 2007 compared to 32.0% in the first quarter of 2006 primarily due to improved sales force productivity.

General and administrative expenses were 12.5% of sales for the first quarter of 2007 compared to 17.6% of sales in the first quarter of 2006. General and administrative expenses in the first quarter of 2007 included $0.6 million of professional fees related to the Company’s Foreign Corrupt Practices Act (“FCPA”) matter and its recently settled patent litigation compared to $1.6 million in the first quarter of 2006 for these matters.

Research and development expenses were $2.0 million for the first quarter of 2007, up slightly from $1.9 million in the first quarter of 2006.

Operating margin for the first quarter of 2007 was 8.6%, compared to 0.2% in the year ago quarter.

Income tax expense was $0.8 million for the first quarter of 2007 compared to $0.1 million in the first quarter of 2006 primarily as a result of an increase in pretax income. The Company’s effective tax rate was 20.5% in the first quarter of 2007 compared to 18.0% in the first quarter of 2006 due to an increase in taxable income in jurisdictions with higher tax rates.

“The ongoing strength in our sales performance, combined with gross margin improvement, sales force productivity and reduced legal expenditures drove solid first quarter earnings. We continue to execute according to plan in all aspects of the business. As such we are maintaining our previously stated full year guidance ranges of approximately 20% - 25% sales growth and 57% to 59% gross margin,” Freeland concluded.

This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties, such as statements about our plans, objectives, projections, expectations, assumptions, strategies, or future events. Statements that are not historical facts or that describe the Company’s plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as “may,” “believes,” “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “will,” “should,” “could,” “projects,” “forecast,” “target,” “goal,” and similar expressions or discussions of our strategy or other intentions identify forward-looking statements. Other written or oral statements, which constitute forward-looking statements, also may be made by the Company from time to time. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.

Factors that could cause actual results to differ materially from what is expressed or forecasted in forward-looking statements include, but are not limited to:

•	our inability to further penetrate our customer base;
•	development by others of new or improved products, processes or technologies that make our products obsolete or less competitive;
•	our inability to maintain our technological advantage by developing new products and enhancing our existing products;
•	our inability to successfully identify and acquire target companies or achieve expected benefits from acquisitions that are consummated;
•	the cyclical nature of the industries of our customers and the financial condition of our customers;
•	the fact that the market potential for the CAM2 market and the potential adoption rate for our products are difficult to quantify and predict;
•	the inability to protect our patents and other proprietary rights in the United States and foreign countries;
•
fluctuations in our annual and quarterly operating results , and the inability to achieve our financial operating targets as a result of a number of factors including, but not limited to (i) litigation and regulatory actions brought against us, (ii) quality issues with our products, (iii) excess or obsolete inventory,(iv) raw material price fluctuations, (v) expansion of our manufacturing capability and other inflationary pressures, (vi) the size and timing of customer orders, (vii) the amount of time that it takes to fulfill orders and ship our products, (viii) the length of our sales cycle to new customers and the time and expense incurred in further penetrating our existing customer base, (ix) increases in operating expenses required for product development and new product marketing, (x) costs associated with new product introductions, such as product development, marketing, assembly line start-up costs and low introductory period production volumes, (xi) the timing and market acceptance of new products and product enhancements, (xii) customer order deferrals in anticipation of new products and product enhancements, (xiii) our success in expanding our sales and marketing programs, (xiv) costs associated with opening new sales offices outside of the United States, (xv) fluctuations in revenue without proportionate adjustments in fixed costs, (xvi) the efficiencies achieved in managing inventories and fixed assets; (xvii) investments in potential acquisitions or strategic sales, product or other initiatives, (xviii)shrinkage or other inventory losses due to product obsolescence, scrap, or material price changes, (xix) adverse changes in the manufacturing industry and general economic conditions, and (xx) other factors noted herein;

•	changes in gross margins due to changing product mix of products sold and the different gross margins on different products,
•	our inability to successfully implement the requirements of Restriction of use of Hazardous Substances (RoHS) and Waste Electrical and Electronic Equipment (WEEE) compliance into our products;
•	the inability of our products to displace traditional measurement devices and attain broad market acceptance;
•	the impact of competitive products and pricing in the CAM2 market and the broader market for measurement and inspection devices;
•	the effects of increased competition as a result of recent consolidation in the CAM2 market;

•
risks associated with expanding international operations, such as fluctuations in currency exchange rates, difficulties in staffing and managing foreign operations, political and economic instability, and the burdens of complying with a wide variety of foreign laws and labor practices;

•	unforeseen developments in our FCPA matter or in complying with the FCPA in the future;
•	the outcome of the class action securities litigation against us;
•	higher than expected increases in expenses relating to our Asia-Pacific expansion or our Singapore manufacturing facility;
•	our inability to find less expensive alternatives to stock options to attract and retain employees;
•	the loss of our Chief Executive Officer, our Chief Technology Officer, our Chief Financial Officer, or other key personnel;
•	difficulties in recruiting research and development engineers, and application engineers;
•	the failure to effectively manage our growth;
•	variations in the effective tax rate and the difficulty predicting the tax rate on a quarterly and annual basis;
•	the loss of key suppliers and the inability to find sufficient alternative suppliers in a reasonable period or on commercially reasonable terms; and
•	the other risks detailed in the Company’s Annual Report on Form 10-K and other filings from time to time with the Securities and Exchange Commission.

Forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

About FARO

With approximately 13,500 installations and 6,500 customers globally, FARO Technologies, Inc. designs, develops, and markets portable, computerized measurement devices and software used to create digital models - or to perform evaluations against an existing model - for anything requiring highly detailed 3-D measurements, including part and assembly inspection, factory planning and asset documentation, as well as specialized applications ranging from surveying, recreating accident sites and crime scenes to digitally preserving historical sites.

FARO's technology increases productivity by dramatically reducing the amount of on-site measuring time, and the various industry-specific software packages enable users to process and present their results quickly and more effectively.

Principal products include the world's best-selling portable measurement arm - the FaroArm; the world's best-selling laser tracker - the FARO Laser Tracker X and Xi; the FARO Laser ScanArm; FARO Laser Scanner LS; the FARO Gage, Gage-PLUS and PowerGAGE; and the CAM2 family of advanced CAD-based measurement and reporting software. FARO Technologies is ISO-9001 certified and ISO-17025 laboratory registered.

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended
(in thousands, except per share data)	Mar 31, 2007	Apr 1, 2006

SALES	$40,289	$32,056
COST OF SALES (exclusive of depreciation and amortization, shown separately below)	16,453	13,221
GROSS PROFIT	23,836	18,835

OPERATING EXPENSES:
Selling	12,304	10,251
General and administrative	5,023	5,647
Depreciation and amortization	1,091	1,011
Research and development	1,972	1,852
Total operating expenses	20,390	18,761
INCOME FROM OPERATIONS	3,446	74
OTHER (INCOME) EXPENSE
Interest (income)	(256)	(158)
Other (income) expense, net	(325)	(375)
Interest expense	2	2
INCOME BEFORE INCOME TAX	4,025	605
INCOME TAX EXPENSE	827	109
NET INCOME	$3,198	$496

NET INCOME PER SHARE - BASIC	$0.22	$0.03

NET INCOME PER SHARE - DILUTED	$0.22	$0.03

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31,	December 31,
(in thousands, except share data)	2007	2006
ASSETS
Current Assets:
Cash and cash equivalents	$17,291	$15,689
Short-term investments	15,790	15,790
Accounts receivable, net	40,053	42,706
Inventories	21,796	23,429
Deferred income taxes, net	1,788	1,845
Prepaid expenses and other current assets	6,442	3,222
Total current assets	103,160	102,681
Property and Equipment:
Machinery and equipment	9,647	9,131
Furniture and fixtures	4,225	3,988
Leasehold improvements	2,684	2,615
Property and equipment at cost	16,556	15,734
Less: accumulated depreciation and amortization	(9,786)	(8,889)
Property and equipment, net	6,770	6,845
Goodwill	17,535	17,266
Intangible assets, net	6,080	6,221
Service Inventory	7,906	7,278
Deferred income taxes, net	3,970	3,985
Total Assets	$145,421	$144,276
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$8,234	$11,182
Accrued liabilities	7,736	10,379
Income taxes payable	955	2,151
Current portion of unearned service revenues	5,427	4,569
Customer deposits	376	618
Current portion of long-term debt and obligations under capital leases	106	90
Total current liabilities	22,834	28,989
Unearned service revenues - less current portion	3,642	2,917
Deferred tax liability, net	1,216	1,200
Long-term debt and obligations under capital leases - less current portion	106	115
Total Liabilities	27,798	33,221
Commitments and contingencies
Shareholders' Equity:
Common stock - par value $.001, 50,000,000 shares authorized; 14,790,801 and 14,586,402 issued; 14,669,114 and 14,464,715 outstanding, respectively	15	14
Additional paid-in-capital	88,139	85,160
Retained earnings	28,651	25,452
Accumulated other comprehensive (loss)	969	580
Common stock in treasury, at cost - 40,000 shares	(151)	(151)
Total Shareholders' Equity	117,623	111,055
Total Liabilities and Shareholders' Equity	$145,421	$144,276

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended
	March 31, 2007	April 1, 2006
CASH FLOWS FROM:
OPERATING ACTIVITIES:
Net income	$3,198	$496
Adjustments to reconcile net income to net cash used in
operating activities:
Depreciation and amortization	1,092	1,011
Amortization of stock options and restricted stock units	199	113
Provision for bad debts	31	-
Deferred income tax benefit (expense)	111	(278)
Change in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable, net	2,960	953
Inventories	1,242	1,334
Prepaid expenses and other current assets	(3,176)	(596)
Increase (decrease) in:
Accounts payable and accrued liabilities	(5,509)	(6,132)
Income taxes payable	(1,171)	92
Customer deposits	(266)	75
Unearned service revenues	1,647	589
Net cash provided by (used in) operating activities	358	(2,343)

INVESTING ACTIVITIES:
Purchases of property and equipment	(719)	(775)
Payments for intangible assets	(42)	(425)
Proceeds from short-term investments	-	600
Net cash used in investing activities	(761)	(600)

FINANCING ACTIVITIES:
Proceeds from capital leases	53	67
Payments of capital leases	(44)	(53)
Income tax benefit from exercise of stock options	1,422	-
Proceeds from issuance of stock, net	1,224	-
Net cash provided by financing activities	2,655	14

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(650)	49

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,602	(2,880)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	15,689	9,278

CASH AND CASH EQUIVALENTS, END OF PERIOD	$17,291	$6,398

###